Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 4 Year Geared Autocallable Buffer Securities Linked to NDX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Nasdaq - 100 Index ® (ticker: “NDX”) Underlying: October 30, 2026 Pricing date: November 2, 2027 (the “interim valuation date”) and October 30, 2030 (the “final valuation date”) Valuation dates: November 4, 2030 Maturity date: $1,000 п the underlying return п the upside participation rate Return amount: 140.00% Upside participation rate: 80.00% of the initial underlying value Final buffer value: 20.00% Buffer percentage: The initial underlying value divided by the final buffer value, which is 1.25 Buffer rate: If on the interim valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium Automatic early redemption: At least 12.75% per annum* Premium: 17334DB68 / US17334DB683 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $ 1 , 000 + [ $ 1 , 000 п the buffer rate п (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose more than 1 % of the stated principal amount of your securities at maturity for every 1 % by which that depreciation exceeds the buffer percentage . Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer . All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated October 14, 2026 Preliminary pricing supplement: * The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security ** Hypothetical Redemption Premium Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value $1,127.50 12.75% November 2, 2027 If the closing value of the underlying is not greater than or equal to the initial underlying value on the interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. Hypothetical Payment at Maturity per Security  The Securities  The Underlying Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Hypothetical Underlying Return on Final Valuation Date 50.00% 25.00% C 5.00% 0.00% - 10.00% B - 20.00% - 20.01% - 30.00% - 70.00% A - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. You should understand that any decline in the final underlying value beyond the buffer percentage will result in a magnified loss to your investment based on the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying value, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.